Exhibit 99.1

Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)
	Nine Months Ended		Three Months Ended
	9/30/2010	9/30/2009	9/30/2010	9/30/2009
Interest Income	$48,038,282	$30,163,912	$15,400,323	$10,013,754
Interest Expense	4,226,153	5,182,386	1,301,108	1,686,515
Net Interest Income	43,812,129	24,981,526	14,099,215	8,327,239
Other Income	12,864,550	10,667,155	3,941,875	3,386,911
Less: Provision for loan losses	4,130,000	1,270,000	1,400,000	552,000
Other Operating Expenses	32,386,912	23,164,334	10,684,704	7,750,827
Income Before Income Taxes	20,159,767	11,214,347	5,956,386	3,411,323
Provision for Income Taxes	7,530,500	3,905,000	2,202,000	1,171,000
Net Income	$12,629,267	$7,309,347	$3,754,386	$2,240,323
Net Income Per Common Share	$1.42	$0.82	$0.42	$0.25

BALANCE SHEET (unaudited) September 30, 2010 and 2009

Assets	2010	2009	Liabilities & Equity	2010	2009
Cash and Due from Banks	$25,164,234	$24,223,168	Non Interest Bearing	$161,469,906	$125,858,448
Investment Securities	189,275,533	117,510,645	Interest Bearing	783,913,090	552,327,029
Federal Funds Sold	56,204,985	10,610,388	Total Deposits	945,382,996	678,185,477
Total Loans	767,391,687	601,160,367	Short Term Debt	709,237	553,106
Allowance for Loan Losses	(8,514,500)	(5,996,702)	Other Liabilities	8,367,593	2,627,154
Net Loans	758,877,187	595,163,665	Total Liabilities	954,459,826	681,365,737
Bank Premises & Equipment	20,679,645	20,410,150	Common Stock	8,904,915	8,904,915
Other Real Estate Owned	4,514,486	2,893,726	Additional Paid-In Capital	26,543,470	26,543,470
Cash surrender value of life insurance	11,906,344	11,424,408	Retained Earnings	87,891,291	73,584,140
Other Assets	11,177,088	8,162,112	Total Stockholders' Equity	123,339,676	109,032,525
Total Assets	$1,077,799,502	$790,398,262	Total Liabilities & Equity	$1,077,799,502	$790,398,262

Exhibit 99.1(cont’d)

Management Comments

The Corporation posted net income of $12.6 million for the first nine months of 2010, an increase of $5.3 million or 72.8% compared to the first nine months of 2009.  Earnings per share increased to $1.42 for the nine months ended September 30, 2010 compared to $0.82 for the same period in 2009.

The 2010 results are impacted by the October 23, 2009 acquisition of certain assets and liabilities of a failed bank in Racine, WI from the FDIC.  As a result of the acquisition, the Corporation had purchase accounting related income of $10.5 million.  Loan discount taken to income accounted for $9.6 million of the $10.5 million total.  This income was partially offset by an increase to the provision for loan losses of $2.9 million, primarily due to the acquired loans.

 Operating earnings during the first nine months of 2010 compared to 2009 continue to be positively affected by enhanced core income from the acquisition, partially offset by less mortgage refinancing activity and higher regulatory expenses.

Total assets were $1.1 billion for the quarter ended September 30, 2010 compared to $790 million for the quarter ended September 30, 2009, an increase of $287 million or 36.4%.  Total assets increased due to the acquisition as well as significant core deposit growth.

Dividend Announcement

The Board of Directors declared a special dividend of $1.20 per share payable on December 10th, 2010 to shareholders as of the record date of November 30th, 2010.

This dividend was approved due to the possibility of less favorable tax treatment of dividend income in 2011.  The board intends to significantly reduce or eliminate dividend payments in 2011: in effect, we are “prepaying” next year’s dividend in consideration of the potential advantage to our shareholders under the current dividend tax structure.

The Board of Directors is confident shareholders will applaud this decision and the Board feels equally confident shareholders will understand the potential elimination or reduction of dividends in 2011. We presently plan to resume quarterly dividend payments after 2011.  However, we cannot predict the economy in 2012.  The Board will review earnings, regulatory requirements and other factors at that time and approve an appropriate dividend, just as they have done every quarter in the past.